NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN ANNOUNCES DEBT OFFERING

Louisville, KY, June 24, 2015 - Brown-Forman Corporation (NYSE: BFA, BFB) today announced the pricing of its $500 million offering of senior unsecured notes. These 4.5% 30 Year Senior Notes are due July 15, 2045. Brown-Forman intends to use the net proceeds from the offering for general corporate purposes.

Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc., Deutsche Bank Securities, Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Brown-Forman Corporation, nor shall there be any sale of debt securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The debt offering will be made only by means of a prospectus supplement and accompanying base prospectus forming part of an effective shelf registration statement. Copies of the prospectus and prospectus supplement relating to the senior notes may be obtained for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Southern Comfort, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide.